EXHIBIT 99.1
                                 ------------

DATELINE: WOODLAND HILLS, Ca., May 14 WOODLAND HILLS, Ca., May 14 Turbodyne Technologies Inc.
(NASDAQ:TRBDF, EASDAQ:TRBD) today reported its financial results for the year ended December 31, 1997 under US Generally Accepted Accounting Principles
(GAAP), which had previously been released in preliminary form reported under Canadian GAAP.

   The company posted revenues of $ 39.2 million, a 181 percent increase compared to revenues of $ 13.9 million for 1996. The net loss for the year was $ 13.2 million, or 50 cents a share, compared to a net loss of $ 5.5 million, or 27 cents a share, for 1996.

   "The revenues the company reported for 1997 were almost exclusively derived from our light metals division," said John Singleton, Turbodyne's Chief Operating Officer and CFO. "The increase in revenues is largely attributable to including in the company's 1997 financial results the results of operations of the light metals division for the company's full fiscal year, as compared to a six month period in 1996. The increase also results from about a 10 percent growth in that business."

   "The increase in the company's loss for the year is due to the ramp-up of production facilities for Turbodyne's pollution-control & engine performance technology, later stage research and development of the technology, and the costs associated with the various testing programs we were, or are currently, engaged in around the world," Singleton continued. "We also had significant costs associated with the expansion of our facilities in Ensenada, Mexico, which was necessary for both the pending Turbopac(TM) production we expect this year and growth of the light metals division."

   For the year-end audit, Turbodyne changed from Canadian GAAP to US GAAP due to its pending domicile move to the United States. This accounting change resulted in the reclassification of $ 6.6 million in research and development to an expense from a capitalized line item, thereby reflecting higher expenses, which resulted in an increase in the reported loss for 1997. The net loss reflects, as previously announced, one time non-operating adjustments as required by the change from Canadian to US GAAP. This audit was the first audit completed for Turbodyne by its new accounting firm KPMG Peat Marwick LLP, in Los Angeles, CA.

   Turbodyne's balance sheet has strengthened from a year ago with about a $ 3.5 million increase in current assets, an increase in working capital to $ 8.5 million from $ 7.2 million, and the ratio of current assets to current liabilities is 2:1.

   Turbodyne's executive management believes the outlook for 1998 remains strong as the company rolls out its breakthrough technology on a global scale. After receiving official EPA certification, the company began shipping Turbopacs(TM) through its purchase order agreement with Detroit Diesel Corp. for the EPA's Urban Bus Retrofit/Rebuild program. The company also recently began testing Turbopacs(TM) on public transit buses in France, as well received approval to install units in a pilot program for Ralphs Grocery Company's diesel truck fleet in California.

   "Management also expects to see significant growth from the light metals division in 1998," Singleton said. "This division is experiencing rapid growth, mainly due to the increase in the Mexican content laws for auto makers with existing facilities in Mexico. This division's backlog currently stands at $ 115 million."

   Turbodyne Systems, the high technology division of Turbodyne, manufactures, designs, markets and develops patented pollution-reduction, fuel economy and performance enhancing technology for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's light metals division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

   Offices and plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, CA; Ensenada and Mexico City, Mexico; Northants, England; Frankfurt, Germany; Vancouver, Canada; and Paris, France.

TURBODYNE TECHNOLOGIES INC.


"John P. Singleton"
-----------------------------
John P. Singleton
Chief Operating Officer & CFO

   Turbodyne's world wide web address is: http://www.turbodyne.com

   Except for the historical information contained in this news release, the matters discussed herein include forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ from those indicated in the forward-looking statements are: the availability and acceptance of the Turbodyne products; the impact of competitive products and pricing; the performance by the company under existing purchase contracts and the ability to obtain new contracts; the ability of the company to contain expenses, conditions within the global automotive market, general economic conditions and political changes both domestically and overseas.



                          TURBODYNE TECHNOLOGIES INC.
                               AND SUBSIDIARIES
                     Consolidated Statements of Operations
                    Years Ended December 31, 1997 and 1996

                                               1997               1996
                                          --------------     -------------

Net Sales                                 $   39,165,000        13,944,000
Cost of goods sold                            32,326,000        12,101,000
                                          --------------     -------------
   Gross profit                                6,839,000         1,843,000

Selling, research, general and
   administrative expenses                    18,982,000         7,781,000
                                          --------------     -------------
   Loss from operations                      (12,143,000)       (5,938,000)

Other expense (income):
   Interest expense, net                          770,000          360,000

   Other, net                                      66,000         (315,000)
                                           --------------    -------------
        Loss before income taxes              (12,979,000)       5,938,000)

Income tax expense (benefit)                      206,000         (420,000)

   Net Loss                                $  (13,185,000)      (5,563,000)
                                           ==============    =============

Net loss per common share:
   Basic loss per share                    $         (.50)            (.27)
   Diluted loss per share                            (.50)            (.27)

Weighted average shares used for basic
and diluted loss per share                     26,835 000       20,791,000
                                           ==============    =============





                          TURBODYNE TECHNOLOGIES INC.
                              AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                            December 31, 1997 and 1996


                                               1997               1996
                                          --------------     -------------
Assets


Current Assets                            $   17,391,000        13,488,000
Property and equipment,
at cost, net                                  18,122,000        11,290,000
Goodwill, net                                 13,740,000        14,528,000
Other assets                                     473,000           135,000
                                          --------------     -------------

                                          $   49,726,000        39,441,000


Liabilities

Current Liabilities                       $    8,861,000         6,462,000
Long-term debt                                 8,155,000         4,095,000
Obligations under capital
leases, less current maturity                  1,867,000         1,170,000
                                          --------------     -------------
                                              18,883,000        11,727,000


Stockholders' equity

Class A pref. stock, no par value.
Auth. 100,000,000 shares,
none issued.                                      --                --
Class B pref. stock, no par value.
Auth. 100,000,000 shares,
none issued.                                      --                --
Preferred stock, no par value.
Auth. and issued 10,000 Series One
Class A, 7% cumulative convertible             9,604,000            --
Common stock, no par value.
Auth. 100,000,000 shares; issued
and outstanding 29,961,612 shares
in 1997 and 23,580,098 shares in 1996             --                --
Additional paid-in capital                    45,290,000        22,599,000
Special Warrants                                  --            16,007,000
Cumulative currency translation adj.              22,000          (204,000)
Accumulated deficit                          (24,073,000)      (10,688,000)

Total Stockholders' Equity                    30,843,000        27,714,000
                                          --------------     -------------
                                          $   42,726,000        39,441,000
                                          ==============     =============